Exhibit 12

                                                SEMCO ENERGY, Inc.
                                        Ratio of Earnings to Fixed Charges
                                              (Thousands of Dollars)

                                                 Twelve                   Years ended December 31,
                                              months ended  ---------------------------------------------------
Description                                     6/30/01       2000      1999      1998    1997 (c)    1996 (c)
--------------------------------------------  ------------  --------  --------  --------  ---------  ----------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities
   and extraordinary items . . . . . . . . .  $     34,776   $33,303   $25,064   $17,819   $ 23,894   ($19,868)
Fixed charges as defined . . . . . . . . . .        45,715    42,612    20,817    15,085     16,741     14,617
Less preferred securities dividend require-
   ments of consolidated subsidiaries. . . .       (13,151)   (7,699)     (242)     (274)      (274)      (274)
Other items. . . . . . . . . . . . . . . . .             0         0       158       178        178        178
                                              -------------  --------  --------  --------  ---------  ---------

      Earnings as defined. . . . . . . . . .  $     67,340   $68,216   $45,797   $32,808   $ 40,539    ($5,347)
                                              =============  ========  ========  ========  =========  =========

Fixed charges as defined (a)
Interest expense . . . . . . . . . . . . . .  $     31,476   $32,645   $19,278   $14,361   $ 16,018   $ 13,912
Amortization of debt expense . . . . . . . .         1,088     2,268     1,297       450        449        431
Preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . .        13,151     7,699       242       274        274        274
                                              -------------  --------  --------  --------  ---------  ---------

      Fixed charges as defined . . . . . . .  $     45,715   $42,612   $20,817   $15,085   $ 16,741   $ 14,617
                                              =============  ========  ========  ========  =========  =========

Ratio of earnings to fixed charges . . . . .          1.47      1.60      2.20      2.17       2.42         (b)
                                              =============  ========  ========  ========  =========  =========


Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)  For  the  year  ended  December  31,  1996,  fixed  charges  exceeded  earnings  by  $20.0  million.
     Earnings  as  defined  include  a  $32.3  million  non-cash  pretax  write-down  of  the  NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings  to  fixed  charges would  have  been  1.84.

(c)  Restated  to  account  for  a  1998  acquisition  as  a  pooling  of  interests.
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